Exhibit 99.1

July 18, 2025

Analysts:     Eric Wasserstrom (eric.wasserstrom@huntington.com), 312.762.2155
Media:     Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Declares Quarterly Cash Dividends
On Its Common and Preferred Stocks

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable October 1, 2025, to shareholders of record on September 17, 2025.

In addition, the Board declared quarterly cash dividends on five series of its preferred stock:

•A quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $18.19790141 per share (equivalent to $0.454947500 per depositary receipt share).
•A quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share).
•A quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share).
•A quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share).
•A quarterly cash dividend on its 6.875% Series J Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANL) of $17.19 per share (equivalent to $0.42975 per depositary share).

All five preferred stock cash dividends are payable October 15, 2025, to their respective shareholders of record on October 1, 2025.

About Huntington
Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $208 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 971 branches in 13 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.